UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 1, 2019 (September 26, 2019)

GREENWAY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	000-55030	90-0893594
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1521 North Cooper Street, Suite 205

Arlington, Texas 76011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 800-289-2515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2019, Greenway Technologies, Inc. f/k/a UMED Holdings, Inc., a Texas corporation (the “Company”) entered into that certain settlement agreement (the “Agreement”) by and between Southwest Capital Funding, Ltd., a Texas limited partnership (“Southwest”) and the Company.

Southwest and the Company are parties to Southwest Capital Funding Ltd. v. Mamaki Tea, Inc., et al., No. 16-1-0342, pending in the Circuit Court of the Third Circuit, State of Hawaii (the “Litigation”). In accordance with the Agreement, the Company and Southwest agreed to the entry of a stipulated judgment in the Litigation, in which Southwest is awarded judgment against the Company for the amount of $740,000.00. The Company also agreed to issue to Southwest: (a) a promissory note (the “Note”), in the amount of $525,000.00, with a three year term, at a 7.7% simple interest-only, payable semi-annually, with interest due calculated on a 365-day year, default interest at 18%, with the principal amount due at maturity; and (b) 1,000,000 shares of the Company’s class A common stock, par value $0.0001 per share. Pursuant to the Agreement, both Southwest and the Company agreed to release all claims against one another relating to the Litigation.

The foregoing descriptions of the Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Note, which are filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 relating to the Agreement, the Stipulated Judgment, and the Note are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Settlement Agreement, dated September 26, 2019, by and between Southwest Capital Funding, Ltd., a Texas limited partnership, and Greenway Technologies, Inc. f/k/a UMED Holdings, Inc., a Texas corporation.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENWAY TECHNOLOGIES, INC.
Date: October 1, 2019

	By:	/s/ Raymond Wright
Raymond Wright
Chairman of the Board